CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (Nos. 333-134368 and 333-83636) on Post-Effective Amendment No. 1 to Form S-8 of Ophthalmic Imaging Systems of our report dated March 3, 2006 relating to our audit of the financial statements, which appear in the Annual Report on Form 10-KSB of Ophthalmic Imaging Systems for the year ended December 31, 2005.

Perry-Smith LLP

Sacramento, California
November 29, 2006